MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN,
AS AMENDED AND RESTATED EFFECTIVE MAY 8, 2015

GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
This GLOBAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made by and between MoneyGram International, Inc., a Delaware corporation (the “Company”), and Pamela H. Patsley (the “Participant”). The grant date of this award is February 23, 2016 (the “Grant Date”).

1.	Award.
The Company hereby grants to the Participant a performance-based Restricted Stock Unit (a “Unit”) award covering 38,386 shares (the “Shares”) of Common Stock, $.01 par value per share, of the Company according to the terms and conditions as provided in this Agreement, including any country-specific appendix thereto (the “Appendix”), in the Employment Agreement dated July 30, 2015 by and among the Company and the Participant (the “Employment Agreement”), and in the Company’s 2005 Omnibus Incentive Plan, as amended and restated, effective May 8, 2015 (the “Plan”). Each Unit represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The Units are granted under Section 6(c) of the Plan. The Units are subject to appropriate adjustment as may be determined by the Committee from time to time in accordance with Section 8(c) of this Agreement. A copy of the Plan will be furnished upon request of the Participant. Each capitalized term used but not defined in this Agreement shall have the meaning assigned to that term in the Plan.
The Units granted under this Agreement to Covered Employees are intended to qualify as “qualified performance-based compensation” as described in Code Section 162(m)(4)(C) (“Qualified Performance-Based Compensation”).

2.	Vesting.

(a)Unless otherwise provided in this Agreement, the Units granted under this Agreement shall vest and become payable in Shares as of each of the Vesting Dates (specified in the attached Schedule A, Section 6), (i) to the extent the performance goals (the “Performance Goals”) applicable to the performance period (the “Performance Period”) (specified in the attached Schedule A, Sections 2 and 3) are attained, as determined in accordance with Section 2(b) below and (ii) as long as the Participant remains continuously employed by the Company or a Subsidiary from the Grant Date through each of the Vesting Dates. The number of Units that shall be eligible to vest on each of the Vesting Dates shall be equal to (i) the total number of Units that are determined to be eligible to vest based on the level of attainment of the Performance Goals in accordance with Section 2(b) hereof, divided by (ii) the number of Vesting Dates.
(b)As soon as reasonably practicable after the completion of the Performance Period and no later than the first Vesting Date, the Committee shall determine the actual level of attainment of the Performance Goals; provided, however, that in the case of Units intended to constitute Qualified Performance-Based Compensation, the determination of the level of attainment of Performance Goals shall be certified in writing in accordance with the requirements of Code Section 162(m) by the Committee, which shall be comprised solely of “outside directors” within the meaning of Code Section 162(m). On the basis of the determination or certified level of attainment of the Performance Goals, the number of Units that are eligible to vest on each of the Vesting Dates shall be calculated as described in Section 2(a). In the case of Units that are intended to constitute Qualified Performance-Based Compensation, the Committee may not increase the number of Units that may be eligible to vest to a number that is greater than the number of Units determined in accordance with the foregoing sentence, but it retains the sole discretion to reduce the number of Units that would otherwise be eligible to vest based on the attainment level of the Performance Goals. For Units that are intended to constitute Qualified Performance-Based Compensation, the Performance Goals may not be adjusted except as specified in the attached Schedule A, Section 4 in accordance with the requirements of Code Section 162(m). For Units that are not intended to constitute Qualified Performance-Based Compensation, the Committee may make such adjustments to the Performance Goals as the Committee in its sole discretion deems appropriate.
(c)The Participant shall have no rights to the Shares until the Units have vested. Prior to settlement, the Units represent an unfunded and unsecured obligation of the Company.
(d)For purposes of this Agreement, “Subsidiary” shall mean any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.
(e)In the event the Participant would otherwise become vested in a fractional portion of a Unit (a “Fractional Unit”) based on the vesting terms set forth in Section 2(a) and on Schedule A, the Fractional Unit shall instead remain unvested until the final Vesting Date; provided, however, that if the Participant would otherwise vest in a subsequent Fractional Unit prior to the final Vesting Date for the Units and such Fractional Unit taken together with a previous Fractional Unit that remained unvested would equal a whole Unit, then such Fractional Units shall vest to the extent they equal a whole Unit.  Upon the final Vesting Date, the value of any remaining Fractional Units shall be rounded up to the nearest whole Unit.
3.Settlement of Units. Any Units that vest shall be paid to the Participant solely in whole Shares on, or as soon as practicable after, the date the Units vest in accordance with Section 2 above (or, if sooner, Sections 5 or 6 below), but in any event, no later than 90 days following the date of vesting.
4.Restrictions on Transfer.
(a)Except as otherwise provided by the Plan or by the Committee, the Units shall not be transferable other than by will or by the laws of descent and distribution. The Units may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance of the Units shall be void and unenforceable against the Company or any Subsidiaries.
(b)None of the Shares acquired pursuant to the Unit award shall be assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with all applicable securities laws (including, without limitation, the United States Securities Act of 1933, as amended).
5.Effect of Involuntary Termination Following Change in Control. Notwithstanding the vesting provisions contained in Section 2 above or Section 6 below, but subject to the other terms and conditions contained in this Agreement, from and after a Change in Control (as defined in Section 5(c) below) the following provisions shall apply:

(a)Notwithstanding the other provisions of this Section 5, if the Units are assumed or otherwise replaced in connection with a Change in Control and the Participant’s employment is terminated by the Company or any of its Subsidiaries without Cause (as defined in Section 5(d) below) or the Participant terminates his or her employment for Good Reason (as defined in Section 5(b) below) in each case within 12 months following the occurrence of such Change in Control but prior to the final Vesting Date, then the Units subject to this award will immediately vest upon such termination of employment as follows: (i) if the termination occurs on or prior to the last day of the Performance Period, with respect to a number of Units that is the number of Target Units specified in the attached Schedule A, Section 1, and (ii) if the termination occurs following the last day of the Performance Period but prior to a Vesting Date, with respect to all Units that are subject to any unvested installments for any subsequent Vesting Date(s).
(b)For purposes of this Agreement, “Good Reason” shall mean, without the Participant’s consent: (i) any material reduction in the Participant’s position or responsibilities, excluding an isolated, insubstantial or inadvertent action not taken in bad faith; (ii) a material reduction of the Participant’s Base Salary or Target Bonus (as those terms are defined in the Employment Agreement) opportunity then in effect, except in connection with an across-the-board reduction of not more than 10% applicable to senior executives of the Company; or (iii) the reassignment of the Participant’s place of work to a location more than 50 miles from the Participant’s place of work on the Grant Date; provided that none of the events described in clauses (i), (ii) and (iii) shall constitute Good Reason unless (x) the Participant shall have given written notice to the Company of the Participant’s intent to terminate her employment with Good Reason within sixty (60) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice. Failing such cure, a termination of employment by the Participant for Good Reason shall be effective on the day following the expiration of such cure period.
Notwithstanding anything else to the contrary contained in this Agreement or the Employment Agreement, if the Company temporarily suspends the Participant from her duties but retains the Participant as an employee pending or during an investigation of whether an act or omission by the Participant constitutes Cause, and the Participant tenders her resignation based on Good Reason with respect to the suspension of duties within the required period for resigning for Good Reason, the Company may delay treating such resignation as for Good Reason until the completion of the investigation and need not treat the resignation as based on Good Reason at such date if it can then establish Cause; provided, however, that the Participant shall retain her right to terminate employment for Good Reason based on other factors, if applicable.
(c) For purposes of this Agreement, “Change in Control” shall mean: (i) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets; (ii) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully-diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)); or (iii) the merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and for the avoidance of doubt a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the Investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in an entity or group (as defined in the Exchange Act) other than the Investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company; and provided, further that, to the extent necessary to comply with Code Section 409A with respect to the payment of deferred compensation, “Change in Control” shall be limited to a “change in control event” within the meaning of Code Section 409A.
For purposes hereof, “Investors” shall mean the “Investors” as defined in that certain Amended and Restated Purchase Agreement, dated March 17, 2008, by and between the Company and the other parties thereto, and their respective affiliates (not including the Company).
(d)For purposes of this Agreement, “Cause” shall mean a good faith finding by the Board of: (i) the Participant’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within the Participant’s control and consistent with the Participant’s status as the Executive Chairman of the Board and her duties and responsibilities as set forth in the Employment Agreement (except for a failure that is attributable to the Participant’s illness, injury or Disability) for a period of 10 days following written notice by the Company to the Participant of such failure; (ii) fraud or material dishonesty in the performance of the Participant’s duties under the Employment Agreement; (iii) an act or acts on the Participant’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude, or (z) a material violation of federal or state securities laws; (iv) an indictment of the Participant for a felony under the laws of the United States or any state thereof; (v) the Participant’s willful misconduct or gross negligence in connection with the Participant’s duties under the Employment Agreement, which is materially injurious to the financial condition or business reputation of the Company; (vi) the Participant’s failure to substantially perform her duties and responsibilities as set forth in Exhibit A of the Employment Agreement after being given written notice by the Company and a period of thirty (30) days to remedy such failure; (vii) the Participant’s material breach of the Company’s Code of Conduct and Ethics or any other code of conduct in effect from time to time to the extent applicable to the Participant, and which breach has a material adverse effect on the Company; or (viii) the Participant’s breach of the provisions of Sections 8.1, 8.2, 8.3 or 8.4 of the Employment Agreement which breach has a material adverse effect on the Company. No act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.
6.Effect of Termination of Employment. Except as provided in this Section 6 and in Section 5 above or as otherwise may be determined by the Committee, if the Participant ceases to be an employee of the Company prior to the final Vesting Date, the following actions shall occur:
(a)Termination for Cause; Resignation without Good Reason. If the Participant’s employment with the Company is terminated for Cause or the Participant resigns other than for Good Reason, any Units that are not vested pursuant to Section 2 above as of the date of the Participant’s termination of employment shall be immediately forfeited.
(b)Involuntary Termination/Disability/Death/Resignation for Good Reason Prior to End of Performance Period. If the Participant’s employment with the Company is terminated by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability (as defined in Section 6(d) below) on or prior to the last day of the Performance Period, then (i) all Units subject to this award shall remain outstanding subject to the level of attainment of the Performance Goals determined after completion of the Performance Period in accordance with Section 2 above; and (ii) a number of Units equal to the total number of Units that are determined to be eligible to vest based on the level of attainment of the Performance Goals in accordance with Section 2(b) hereof shall become vested as of the end of the Performance Period upon such determination, and any unvested Units with respect to which performance is not attained after giving effect to the foregoing shall be immediately forfeited for no consideration; provided, however, that if the Participant breaches her obligations pursuant to Section 8 of the Employment Agreement, any unvested Units shall be immediately forfeited without consideration.
(c)Involuntary Termination/Disability/Death/Resignation for Good Reason Prior to Vesting Date. If the Participant’s employment with the Company is terminated by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability following the last day of the Performance Period but prior to the final Vesting Date, then any and all Units subject to any installment for any remaining Vesting Date that are not vested as of the date of the Participant’s termination of employment will become immediately vested upon such termination of employment.
(d)For purposes of this Agreement, “Disability” shall mean a determination by a qualified independent physician mutually acceptable to the Participant and the Company that the Participant is unable to perform her duties under the Employment Agreement and in all reasonable medical likelihood such inability will continue for a period of 120 consecutive days or 180 days in any 365 day period. The Participant shall fully cooperate in connection with the determination of whether Disability exists. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.

(e)For purposes of this Agreement, the Participant shall cease to be continuously employed (whether or not later found to be invalid or in breach of any local employment law in the country where the Participant resides and/or is employed or the terms of the Employment Agreement) as of the date that the Participant is no longer actively providing services and will not be continuously employed for purposes of the Plan through any notice period mandated under an employment law or practice in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits (e.g., continuous employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdictions where the Participant resides and/or is employed or the terms of the Employment Agreement); the Committee shall have the exclusive discretion to determine when the Participant is no longer continuously employed for purposes of the Unit award, and such determination shall be made in accordance with Code Section 409A.
(f)The vesting benefits provided in Sections 5 and 6 are subject to satisfaction of the conditions set forth in Section 6.5 of the Employment Agreement.
7.Forfeiture and Repayment Provisions.
(a)Failure to properly execute the Agreement (and each other document required to be executed by the Participant in connection with the Participant’s receipt of the Units) in a timely manner following the Grant Date may result in the forfeiture of the Units, as determined in the sole discretion of the Company.
(b)The right to vest in the Units shall be conditional upon the fact that the Participant has read and understood the forfeiture and repayment provisions set forth in this Section 7, that the Participant has not engaged in any misconduct or acts contrary to the Company as described below, and that the Participant has no intent to leave employment with the Company or any of its Subsidiaries for the purpose of engaging in any activity or providing any services which are contrary to the spirit and intent of Sections 8.1, 8.2, 8.3 or 8.4 of the Employment Agreement.
(c)The Company is authorized to suspend or terminate this Unit award prior to or after termination of employment if the Company reasonably determines that:
(i)The Participant engaged in any conduct agreed to be avoided pursuant to the Post-Employment Restriction Agreement; or
(ii)During the Participant’s employment with the Company or any of its Subsidiaries, the Participant knowingly participated in misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or
(iii)During the Participant’s employment with the Company or any of its Subsidiaries, the Participant was aware of and failed to report, as required by any code of ethics of the Company applicable to the Participant or by the Code of Conduct or similar program of the Company, misconduct that causes a misstatement of the financial statements of the Company or any of its Subsidiaries or misconduct which represents a material violation of any code of ethics of the Company applicable to the Participant or of the Code of Conduct or similar program of the Company; or
(iv)Such suspension or termination is permitted or required by any written clawback or recoupment policies that the Company, with the approval of the Board, may adopt, either prior to or following the Grant Date, and determine should apply to this Agreement, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission.
(d)If, at any time after the Units have vested or have been settled, in whole or in part, the Company reasonably determines that any of the actions or inactions contemplated under Sections 7(c)(i) through 7(c)(iii) have occurred, then any gain (without regard to tax effects) realized by the Participant from such vesting shall be paid by the Participant to the Company. The Participant consents to the deduction from any amounts the Company or any of its Subsidiaries owes to the Participant to the extent of the amounts the Participant owes the Company under this Section 7(d), provided, that no such deduction shall be made to the extent it would result in additional taxes under Section 409A of the Code.
8.Miscellaneous.
(a)Issuance of Shares. Upon any vesting of the Units, and subject to the payment of any Tax-Related Items (as defined in Section 8(d) below), the Company shall deliver the Shares in book entry form at the times specified in Section 3 above. The Shares acquired shall be registered in the name of the Participant, the Participant’s transferee, or if the Participant so requests, in writing at the time of vesting, jointly in the name of the Participant and another person with rights of survivorship. If the Participant dies, the Shares acquired shall be registered in the name of the person entitled to receive the Shares in accordance with the Plan.
(b)Rights as Shareholder. Units are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 8(a) hereof.
(c)Adjustments to Award.
(i)In the event that the Company engages in a transaction such that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares covered by the Units, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, the terms of this Unit award (including, without limitation, the number and kind of Shares subject to this Unit award) shall be adjusted as set forth in Section 4(c) of the Plan.
(ii)Upon a Change in Control, the Committee may, in its sole discretion, adjust the terms of this Unit award (including, without limitation, the number and kind of Shares subject to this Unit award) by taking any of the actions permitted under this Agreement and in accordance with Section 4(c) of the Plan.
(d)Responsibility for Taxes.
(i)Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or settlement of the Units, the issuance of Shares upon settlement of the Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any Dividend Equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(ii)In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting/settlement of the Units. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Units, the Participant authorizes and directs the Company and/or its agent to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant at vesting/settlement of the Units as the Company determines to be appropriate, to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items.
(iii)To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum withholding rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(iv)Finally, the Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon the Participant’s request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
(f)Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(i)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(ii)the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of units, or benefits in lieu of units, even if units have been granted repeatedly in the past;
(iii)all decisions with respect to future Unit grants, if any, will be at the sole discretion of the Company;
(iv)the Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment or service relationship (if any) at any time;
(v)the Participant is voluntarily participating in the Plan;
(vi)the Units and the Shares subject to the Units are not intended to replace any pension rights or compensation;
(vii)unless otherwise agreed with the Company, the Units and the Shares subject to the Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary of the Company;
(viii)the Units and the Shares subject to the Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(ix)the future value of the underlying Shares is unknown and cannot be predicted with certainty; and
(x)no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the Participant’s termination of continuous employment by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of the Employment Agreement or of any employment law in the country where the Participant resides and/or is employed, even if otherwise applicable to the Participant’s employment benefits from the Employer), and in consideration of the grant of the Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
(g)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with her own personal tax, legal and financial advisors regarding her participation in the Plan before taking any action related to the Plan.
(h)Data Privacy.
(i)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
(ii)The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
(iii)The Participant understands that Data will be transferred to E*Trade Financial Services, or such other stock plan service provider as may be selected by the Company in the future or other stock plan service provider that is selected by the Participant to the extent permitted by the Company in its sole discretion, in each case, that is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant understands that she may request a list with the names and addresses of any potential recipients of the Data by contacting her local human resources representative. The Participant authorizes the Company, E*Trade Financial Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. The Participant understands that she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing her local human resources representative. Further, the Participant understands that she is providing the consents herein on a purely voluntary basis. If the Participant does not consent or if the Participant later seeks to revoke her consent, her status as an employee and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing her consent is that the Company would not be able to grant Units or other equity awards or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the

Participant’s refusal to consent or withdrawal of consent, the Participant understands that she may contact her local human resources representative.
(i)Reservation of Shares. The Company shall at all times during the term of the Unit award reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement.
(j)Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(k)Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(l)Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(m)Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(n)Governing Law; Arbitration. The internal law, and not the law of conflicts, of the State of Texas will govern all questions concerning the validity, construction and effect of this Agreement. Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort or statute) shall be resolved by a binding arbitration, to be held in Dallas, Texas pursuant to the U.S. Federal Arbitration Act and in accordance with the then-prevailing National Rules of Resolution of Employment Disputes of the American Arbitration Association (the “AAA”). The AAA shall select a sole arbitrator. Each party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the parties that the arbitrator be chosen as expeditiously as possible following the submission of the dispute to arbitration. Once such arbitrator is chosen, and except as may otherwise be agreed in writing by the parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his or her final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrator will state the factual and legal basis for the award. The decision of the arbitrator in any such proceeding will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any party hereto ancillary to arbitration, including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the parties hereto agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(o)Notices. The Participant should send all written notices regarding this Agreement or the Plan to the Company at the following address:
MoneyGram International, Inc.
EVP, General Counsel & Secretary
2828 North Harwood Street, 15th Floor
Dallas, TX 75201
(p)Amendments. The Company may amend this Agreement at any time; provided that, subject to Section 8(c) above, this Section 8(p) and Section 7 of the Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made without the Participant’s consent, if such action would materially diminish any of the Participant’s rights under this Agreement. The Company reserves the right to impose other requirements on the Units and the Shares acquired upon vesting of the Units, to the extent the Company determines it is necessary or advisable under the laws of the country in which the Participant resides pertaining to the issuance or sale of Shares or to facilitate the administration of the Plan.
(q)Entire Agreement. This Agreement, including the Appendix, and the Plan and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein and therein constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.
(r)Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement shall remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
(s)Participant Undertaking. The Participant agrees to take such additional action and execute such additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed either on the Participant or upon this Unit award pursuant to the provisions of this Agreement.
(t)Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.
(u)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(v)Waiver. The Participant acknowledges that a waiver by the Company of any provision of this Agreement or of a breach by the Participant shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant.
(w)No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and the Participant or any other person.
(x)Section 409A Provisions. This Agreement is intended to be exempt from or to comply with Code Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that the payment of Units hereunder that constitutes “deferred compensation” to the Participant under Code Section 409A is otherwise payable to the Participant under the Plan or this Agreement solely by reason of the Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that the circumstances giving rise to such termination of employment meet the definition of a “separation from service,” within the meaning of Code Section 409A. If the payment of Units constitutes deferred compensation subject to Code Section 409A, is made on account of a separation from service, and the Participant is a specified employee as defined in Section 409A(a)(2)(B) of the Code at the time of such separation from service, the Units shall be paid instead on the earlier of the date that is six months and one day after the date of the specified employee’s separation from service and the specified employee’s death.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date set forth in the first paragraph.
MONEYGRAM INTERNATIONAL, INC.
By: _______________________________
PAMELA H. PATSLEY
By: _______________________________

SCHEDULE A
1.    Target Number of Restricted Stock Units (“Target Units”): [_________]
The actual number of Units that are eligible to vest in accordance with Section 2 of the Agreement shall be based on the attainment level of the Performance Goals, in accordance with the following formula:
The sum of (a) the Target Units x 50% x Self-Service Revenue Attainment Factor (as set forth below), plus (b) the Target Units x 50% x Adjusted EBITDA Attainment Factor (as set forth below).
2.    Performance Period: January 1, 2016 - December 31, 2016.
3.    Performance Goals:
The two Performance Goals applicable to the Units shall consist of (A) Self-Service Revenue generated during the Performance Period as set forth in the table below and (B) Adjusted EBITDA over the Performance Period as set forth in the table below.
Self-Service Revenue Performance Goal

Self-Service Revenue Performance Goal	Self-Service Revenue Attainment Factor
Threshold Self-Service Revenue Performance Goal: [ ]	[ ]
Target Self-Service Revenue Performance Goal: [ ]	[ ]

Adjusted EBITDA Performance Goal

Adjusted EBITDA Performance Goal	Adjusted EBITDA Attainment Factor
Threshold Adjusted EBITDA Performance Goal: [ ]	[ ]
Target Adjusted EBITDA Performance Goal: [ ]	[ ]

Attainment between the Threshold and Target Performance Goals (for each Performance Goal) shall be subject to straight-line interpolation.
4.    Performance Goal Adjustments: None anticipated.
5.    Performance Criteria: [ ]
6.    Vesting Dates (assuming Performance Goals are attained):
First Vesting Date: First anniversary of the Grant Date.
Second Vesting Date: Second anniversary of the Grant Date.
Third Vesting Date: Third anniversary of the Grant Date.